Investor News	NYSE:PEG

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➢	Kathleen A. Lally, Vice President – Investor Relations	Phone: 973-430-6565
➢	Greg McLaughlin, Sr. Investor Relations Analyst	Phone: 973-430-6568
➢	Yaeni Kim, Sr. Investor Relations Analyst	Phone: 973-430-6596

March 26, 2007

PSEG HOSTS FINANCIAL PRESENTATION
Increases 2007 Operating Earnings Guidance by 30 cents
Introduces 2008 Guidance of $5.60-$6.10 per share

Public Service Enterprise Group (PSEG) today (March 26) announced that it has raised its 2007 operating earnings guidance by 6% to $4.90-$5.30 per share from $4.60-$5.00 per share. The revised forecast for 2007 represents approximately a 35-40% improvement over 2006 operating earnings of $3.71 per share. PSEG also established operating earnings guidance for 2008 of $5.60-$6.10 per share.

Ralph Izzo, who will become chairman and chief executive officer of PSEG on April 1, unveiled the improved guidance of 2007 and the initial outlook for 2008 at a conference in New York for members of the financial community. Izzo will succeed E. James Ferland, who is retiring this week after two decades as the company’s top executive.

“Strong operations, energy pricing and an improving picture for energy capacity markets are contributing to a very strong outlook for PSEG” Izzo said.

Forecast Operating Earnings ranges by subsidiary for 2007 are as follows:

2007 Operating Earnings ($millions)

PSEG Power	$825	-	$905
PSE&G	340	-	360
PSEG Energy Holdings	130	-	145
PSEG Parent	(50)	-	(40)

Operating Earnings	$1245	-	$1370

Earnings Per Share	$4.90	-	$5.30

In 2008, the company forecasts that a full year of higher energy prices as hedges roll off coupled with a decline in interest expense could lead to a 15% increase in operating earnings from 2007 to 2008 to $5.60-$6.10 per share.

Izzo told the financial community that PSEG at this point in time has the right assets in the right markets to benefit from a convergence of factors influencing the market – a need to invest in utility infrastructure, tightening energy markets and, a national and local interest in reducing greenhouse gas emissions.

PSEG expects strong cash flow to result from the projected increase in earnings and to use the cash generated to meet its debt reduction targets over the near term. PSEG should also have the opportunity beginning in 2008 to use excess cash for the repurchase of shares and/or for investment to expand in markets we know. He also indicated that with a decline in the company’s payout ratio, PSEG may be in a position to consider a faster rate of growth in the common dividend than past practice. Izzo concluded by saying that he’s tremendously excited about the opportunities for PSEG.

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FORWARD-LOOKING STATEMENT

Readers are cautioned that statements contained in this press release about our and our subsidiaries’ future performance, including future revenues, earnings, strategies, prospects and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance they will be achieved. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the effects of weather; the performance of generating units and transmission systems; the availability and prices for oil, gas, coal, nuclear fuel, capacity and electricity; changes in the markets for electricity and other energy-related commodities;changes in the number of participants and the risk profile of such participants in the energy marketing and trading business; the effectiveness of our risk management and internal controls systems; the effects of regulatory decisions and changes in law; changes in competition in the markets we serve; the ability to recover regulatory assets and other potential stranded costs; the outcomes of litigation and regulatory proceedings or inquiries; the timing and success of efforts to develop domestic and international power projects; conditions of the capital markets and equity markets; advances in technology; changes in accounting standards; changes in interest rates and in financial and foreign currency markets generally; the economic and political climate and growth in the areas in which we conduct our activities; and changes in corporate strategies. For further information, please refer to our Annual Report on Form 10-K and subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. These documents address in further detail our business, industry issues and other factors that could cause actual results to differ materially from those indicated in this release. In addition, any forward-looking statements included herein represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements from time to time, we specifically disclaim any obligation to do so, even if our estimates change, unless otherwise required by applicable securities laws